[SUBURBANE PROPANE LOGO]                                            NEWS RELEASE
                                                       Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

FOR IMMEDIATE RELEASE
---------------------

 SUBURBAN PROPANE PARTNERS, L.P. PRICES ADD-ON PRIVATE OFFERING OF SENIOR NOTES
                       AND ISSUES PREPAYMENT NOTIFICATION

WHIPPANY, NEW JERSEY, MARCH 18, 2005 -- Suburban Propane Partners, L.P.
(NYSE:SPH) (the "Partnership"), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that it priced its previously-announced offering of $250 million of 6.875% senior notes due 2013 to eligible purchasers in a Rule 144A private placement (the "Senior Notes") and entered into an amendment (the "Amendment") to its existing bank credit facility to provide, among other things, for the availability of an additional five-year
$125 million term loan facility. Concurrently with the pricing of the Senior
Notes and signing of the Amendment, the Partnership delivered an irrevocable notice of optional prepayment to the holders of the $340 million outstanding aggregate principal amount of 7.54% senior notes due 2011 and 7.37% senior notes due 2012 of the Partnership's direct subsidiary, Suburban Propane, L.P. Closing of the Senior Notes offering and availability of the term loan facility are subject to customary closing conditions and, together with the optional prepayment, is scheduled to occur on March 31, 2005.

The Senior Notes to be offered in this offering have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been continuously engaged in the retail propane business since
1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than
370 customer service centers in 30 states.

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